Exhibit 99(b)

TXU Electric Delivery Transition Bond Company LLC
Statement of Collection Account Balances as of
June 30, 2006

The balances in the sub-accounts on deposit with the trustee as of June 30, 2006 were:

	Series 2003-1	Series 2004-1
General Sub-Account	$21,365,244.84	$15,273,398.35
Capital Sub-Account	$2,534,988.05	$3,957,821.83
Overcollateralization Sub-Account	$527,884.31	$629,479.07
Reserve Sub-Account	$393,325.64	$0.00

REP Deposit Account * $2,470,068.83

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* REP deposits are held in one account with a sub-ledger outlining the respective amount of each REP’s deposit attributable to each series of bonds.